CONSENT OF WARM SPRINGS CONSULTING LLC

In connection with the Management's Discussion and Analysis for the years ended December 31, 2022 and 2021 (the "Annual MD&A") of Integra Resources Corp. (the "Company"), and the Company's Management's Discussion and Analysis for the nine-month periods ended September 30, 2023 and September 30, 2022 (the "Interim MD&A), which included references to our firm and to the technical reports entitled "Technical Report and Preliminary Feasibility Study for the DeLamar and Florida Mountain Gold - Silver Project, Owyhee County, Idaho, USA", dated March 22, 2022 and "Technical Report for the DeLamar and Florida Mountain Gold - Silver Project, Owyhee County, Idaho, USA", dated October 31, 2023, the undersigned hereby consents to: (i) the reference of our firm in the Annual MD&A and Interim MD&A, (ii) the use of information attributed to  our firm in the Annual MD&A and Interim MD&A, (iii) the references to our firm in the short form base shelf prospectus, and (iv) the information attributed to our firm in the short form base shelf prospectus, in each case, being included in or incorporated by reference into the Registration Statement on Form F-10 being filed by the Company with the United States Securities and Exchange Commission and any amendments thereto and into the prospectus included therein.

Date: January 16, 2024

/s/ Amber D. Bieg

Name: Amber D. Bieg
Title: Partner, Warm Springs Consulting LLC